Exhibit 99.2

Director Compensation

The following table sets forth certain information concerning the compensation of the members of our board of directors who are not also our employees (“Non-Employee Directors”) for the fiscal year ended June 30, 2014. The compensation paid to Mr. Springer, who is also one of our employees, is presented in the Summary Compensation Table and the related tables included above. Mr. Springer is not entitled to receive additional compensation for his service as a director.

Name (a)	Fees Earned or Paid in Cash ($) (b)(1)		Stock Awards ($)(2)(3)(c)	Total ($)(h)
Michael K. Hooks	24,658	(4)	114,041	138,699
Mark W. Lanigan	24,658	(4)	114,041	138,699
Phillip S. Estes	24,658	(4)	114,041	138,699
James R. Buch	24,658		114,041	138,699
Ivar S. Chhina	28,603		114,041	142,644
Michael J. Connolly	24,658	(4)	114,041	138,699
Peter E. Murphy	28,603		114,041	142,644
John E. Stokely	24,658		114,041	138,699

(1)	Amounts reported reflect the cash retainers paid to each Non-Employee Director following our IPO through the end of fiscal 2014.
(2)	Amounts reported represent the aggregate grant date fair value of the initial annual equity awards granted to the Non-Employee Directors on June 30, 2014. The aggregate grant date fair value of these awards was computed in accordance with FASB ASC Topic 718, and excludes the effects of estimated forfeitures. The reported award values have been determined using the $14.00 closing price of a share of our Class A Common Stock in the IPO.
(3)	As of June 30, 2014, each Non-Employee Director held 0 unvested stock units or shares of Class A Common Stock.
(4)	Messrs. Hooks, Lanigan, Estes and Connolly each elected to receive all of their annual retainers and any additional retainers in the form of stock units (or for Mr. Estes, shares of Class A Common Stock) instead of cash. Accordingly, Messrs. Hooks, Lanigan and Connolly each received 1,226 fully vested stock units for service during fiscal 2014. Stock units are contractual rights to receive shares of Class A Common Stock in the future, but are not actual shares of Class A Common Stock. Mr. Estes received 1,226 fully vested shares of Class A Common Stock for service during fiscal 2014. However, the retainers that each of these Non-Employee Directors elected to receive in units or shares are reported as though they had been paid in cash and not converted to units or shares.

We adopted a new Directors’ Compensation Policy that is effective June 30, 2014 and applies to the Non-Employee Directors. Under our Directors’ Compensation Policy, beginning on the first business day following the IPO, each Non-Employee Director is entitled to receive an annual retainer of $62,500, payable in four equal quarterly installments. Any Non-Employee Director serving as chair of our compensation committee or audit committee is entitled to receive an additional $10,000 annual retainer, payable in four equal quarterly installments. The annual retainer and any additional retainers are each pro-rated for partial years of service. The Non-Employee Directors have the right to elect to receive their annual retainers and any additional annual retainers in the form of stock units or shares of Class A Common Stock in lieu of cash, which shares or units would be issued as of the last day of the quarter in which the retainers relate and the shares or units would be valued as of the award date.

On June 30, 2014, each Non-Employee Director in office on the first business day following the IPO is entitled to receive a fully vested initial equity award consisting of either stock units or shares of Class A Common Stock. Stock units are contractual rights to receive shares of Class A Common Stock in the future, but are not actual shares of Class A Common Stock. The initial equity award is valued at $62,500, but is intended to cover the period from the first business day following the IPO to our 2015 annual meeting (which is expected to occur in December 2015), so the award value has been appropriately pro-rated. The initial equity award value was converted into shares or units based on the price of a share of Class A Common Stock in the IPO. Any Non-Employee Director that joins the board of directors after the first business day following the IPO and prior to the date of our 2015 annual meeting is entitled to a pro-rata initial equity award upon joining the board, however the pro-rated award value will be converted into a number of shares or units based on the price of a share of Class A Common Stock on the grant date (and not at the IPO price).

Beginning on the date of our 2015 annual meeting and on the date of each annual meeting in subsequent calendar years, each Non-Employee Director then in office is entitled to receive a fully vested annual equity award consisting of either stock units or shares of Class A Common Stock. The annual equity award is valued at $62,500, and will be converted into shares or units based on the price of a share of Class A Common Stock on the grant date. Any Non-Employee Director who joins the board of directors after the date of the annual meeting is entitled to a pro-rata annual equity award upon joining the board.

For any Non-Employee Director who elects to receive stock units, the stock units will not be payable in shares of Class A Common Stock until the earlier of a change in control for purposes of Section 409A of the Code or the Non-Employee Director’s separation from service from the board of directors. All stock units are entitled to receive dividend equivalent payments, which are reinvested into additional stock units.

Each of our Non-Employee Directors is reimbursed for out-of-pocket expenses for attendance at board of directors and committee meetings.

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